Exhibit 10.6

State of North Carolina
County of Wake

SEVERANCE AND RELEASE OF CLAIMS AGREEMENT

This Severance and Release of Claims Agreement (the “Release”), dated this the 21st day of December, 2012, is made by and between Mark J.Kontny, Ph.D.,, an individual resident of Wake County, North Carolina (the “Executive”), and Patheon Pharmaceuticals Services Inc., a company duly organized and existing in accordance with the laws of the State of Delaware, with offices located at 4721 Emperor Boulevard, Suite # 200, Durham, Durham County, North Carolina 27703 (the “Company”) (collectively the “Parties”).
WHEREAS, on March 19, 2010, Executive entered into a letter of employment with the Company (the “Agreement”), a copy of which is attached hereto as Exhibit "A" and incorporated herein by reference;

WHEREAS, on August 13, 2012 (the “Separation Date”), Executive's employment with the Company terminated and the Company has agreed, subject to the terms and conditions of this Release, to make those payments described herein; and

WHEREAS, the Executive has agreed to sign this Release in order to receive the payments described herein;

In consideration of the promises set forth herein, including without limitation the payments described in Section 1(c) hereof, the Parties agree as follows:

1.	Payments to Executive.

(a)The Company shall pay, or cause to be paid, to Executive in a lump sum: (i) that portion of your Annual Base Salary earned but not previously paid through the Separation Date; (ii) reimbursement of unreimbursed expenses incurred on or before the Separation Date for which you have submitted standard documentation according to Company policy; and (iii) any accrued but unused vacation pay (hereinafter referred to as the "Accrued Obligations"). The Accrued Obligations shall be paid on the next regular pay date following the Separation Date consistent with the Company's established payroll practices.

(b)To the extent not yet paid or provided, the Company (or Patheon Inc., as the case may be) shall pay or provide, or cause to be paid or provided, to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Patheon Group (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on earned, accrued or vested benefits through the Separation Date. The Separation Date will also serve as Executive's COBRA qualifying event.

(c)In consideration for Executive's execution, non-revocation of, and compliance with this Release, including the waiver and release of claims in Section 2 below, the Company shall pay the Executive an amount of Five Hundred and Twenty Thousand Dollars ($520,000.00), less standard payroll deductions, which is an amount equal to the amounts set forth in Paragraph 12 of the Agreement (the “Separation Benefit”). The Separation Benefit shall be paid in the form of twenty-six (26) equal bi-weekly payments in the amount of Twenty-Thousand Dollars ($20,000) each, less standard payroll deductions, commencing on Friday, January 11, 2013, and continuing on a bi-weekly basis on the next twenty-five (25) alternate Fridays thereafter, through and including Friday, December 27, 2013, provided that the Executive has not revoked the Release and that the Revocation Period prescribed below has expired. Further provided, that all such bi-weekly payments shall be made in the form of direct deposits to such bank account of Executive as the Executive shall direct, and that the Company will regularly and promptly inform the Executive as and when each such payment has been made and of all deductions that have been made from each such payment.

(d)Executive is responsible for all tax obligations that are payable by him as a result of his former employment by the Company that may arise because of the Separation Benefit.

(e)Executive acknowledges the receipt and sufficiency of good and valuable consideration in exchange for the promises he makes in this Release. Executive further acknowledges that he is not entitled to any payments other than those set forth in this Release.

2.	Release by Executive.

(a)For and in consideration of the Company entering the Agreement, including without limitation the Separation Benefit, which is being provided in exchange for Executive's execution of this Release and would not be provided absent Executive's execution of this Release, Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive's Affiliates”) hereby fully and without limitation releases and forever discharges the Company and all other members of the Patheon Group and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Patheon Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, that Executive or any of Executive's Affiliates has or may have or may claim to have against any of the Patheon Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date Executive signs this Release (“Claims”), arising out of, based upon, or relating to his employment or the termination of his employment with the Company and/or his service as an officer of any of the Patheon Releasees, and/or his service as an independent contractor under the terms of the Agreement, and/or any agreement or compensation arrangement between Executive and any of the Patheon Releasees, to the maximum extent permitted by law. “Patheon Group” means Patheon Inc. and any entity that controls, is controlled by or is under common control with Patheon Inc. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

(b)The Claims released by Executive include, but are not limited to, any Claims arising out of or based on: Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Family Medical Leave Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, and the Sarbanes-Oxley Act of 2002 (in each case as the same may be amended from time to time); fraud, misrepresentation, retaliation, negligence, defamation, infliction of emotional distress or other tort, common law, breach of contract (whether express or implied, written or oral) or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule, or regulation dealing with the employment relationship, except those claims which may not be released herein as a matter of law. The released Claims also include any Claims by Executive for compensation, wages, back pay, reinstatement or re-employment, bonuses, or benefits of any kind or any nature arising out of, based upon, or relating to his employment or the termination of his employment with the Company and/or his service as an officer of any of the Patheon Releasees, and/or any agreement or compensation arrangement between Executive and any of the Patheon Releasees. For purposes of clarity, the forgoing is not intended to waive or discharge any vested rights that Executive may have pursuant to any stock option plan that has been issued by or on behalf of the Company, which rights shall survive the execution of this Release.

(c)Older Workers Benefits Protection Act

A special federal law applies to the release of a claim for age discrimination. For Executive to relinquish a claim for age discrimination, certain requirements must be met. By signing this Agreement, Executive acknowledges and agrees that the following requirements have been met:

(i)    The Agreement is written in language which is readily understandable.

(ii)    Executive understands that he is relinquishing any claim for age discrimination which he might assert as of the date of the Agreement.
(iii)    Executive is informed that he should consult an attorney regarding the Agreement if that is his wish, and has been given an ample opportunity to do so.
(iv)    This Agreement will not be effective until seven (7) days after Employee has signed it (the "Revocation Period"). Executive may revoke it at any time during the Revocation Period by providing written notice to Jason Conner, Vice President and Assistant General Counsel, Patheon Pharmaceuticals Services Inc., 4721 Emperor Blvd., Suite 200, Durham, NC 27703, with a copy to: jason.conner@patheon.com.
(v)    The Company shared this Release with Executive on November 30, 2012.

(vi)    Executive has been allowed at least twenty-one (21) days, until 5:00 p.m. EST on December 21, 2012, to consider it before he signs and returns it to the Company to assure that he has had ample time to consider it, although he may do so in less time.

(vii)    This Release is the product of negotiations and any agreed-upon changes do not re-start the 21-day consideration period.
(d)Nothing contained in this Section 2 or any other provision of this Release shall release or waive any right that Executive has to (i) the payments prescribed by this Release, (ii) any employee benefit Executive is entitled to receive from the Company pursuant to any Company employee benefit plan or program, including any health claim or (iii) indemnification and/or reimbursement of expenses by the Company with respect to which Executive may be eligible as provided by law, the Company's or any member of the Patheon Group's Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, or any indemnification agreements, including the Agreement. Further, nothing contained in this Release shall restrict or inhibit any communications by Executive with the Equal Employment Opportunity Commission (“EEOC”) or any other government or law enforcement agency.

3.    Waiver of Applicable Release Laws.
(a)Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under state law that prohibits the general release of unknown claims.

(b)It is the intention of each party through this Release to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

4.    No Filings. Executive represents that he has not filed any waivable lawsuits, claims, charges or complaints, which are pending as of the date hereof, against any of the Patheon Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Release, and he agrees not to sue the Company other than as may be required to enforce this Release and that he shall not accept any other award, damages, recovery or settlement from any proceeding brought by him or on his behalf relating to his employment or the termination of his employment with the Company and/or his service as an officer of any of the Patheon Releasees or otherwise.
5.     Release by Company. The Company hereby releases and discharges the Executive and his heirs, executors, administrators and assigns from and of any and all claims, claims for relief, demands, damages, liability, charges, actions and causes of action of every kind at law or in equity of which the Company has actual knowledge as of the date of this Agreement, including but not limited to those arising from his employment by the Company and the cessation of that employment, the terms and conditions of that employment, his acts and omissions and all losses, liabilities, claims, claims for relief, charges, demands and causes of action.

6.    Executive's Confidentiality Undertaking.
(a)    Executive understands and acknowledges that during the course of employment by the Company, he has had access to and learned about confidential, secret and proprietary documents, materials and other Confidential Information, in tangible and intangible form, of and relating to the

Patheon Group and its businesses and existing and prospective customers, suppliers, and other associated third parties. The Executive understands and acknowledges that this Confidential Information and the Company's ability to reserve it for the exclusive knowledge and use of the Patheon Group is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Executive understands and agrees that Confidential Information developed by him in the course of his employment by the Company shall be subject to the terms and conditions hereof as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on the Company's behalf.
(b)    Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Patheon Group); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Patheon Group, except with the prior written consent of an authorized officer acting on behalf of the Patheon Group. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Patheon Group.
(c)    Executive has not and will not voluntarily disclose matters relating to the existence or the contents of this Release, including the amount of the monetary payment, to anyone other than (i) Executive's spouse; and (ii) Executive's attorneys, accountants, financial advisors or healthcare providers for professional counseling. Executive also will take reasonable precautions to ensure that each of these persons maintain the confidentiality of the matters relating to the existence, terms and conditions of this Release, including advising the person of the confidentiality provisions before Executive makes any permitted disclosure.
(d)    Executive understands and acknowledges that his obligations hereunder with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive's breach of this Release or breach by those acting in concert with Executive or on Executive's behalf.
(e)    “Confidential Information” means any and all facts, data or information of the Patheon Group (or of third parties providing such information to the Patheon Group) that is not known by, or generally available to the public at large, that concerns the business of the Patheon Group (or third parties providing such information to the Patheon Group) whether now existing or to be developed in the future, and whether embodied in tangible or intangible form or merely remembered, including but not limited to trade secrets or other intellectual property; products, product plans, designs, ideas, concepts, costs, methods or policies; prices or price formulas; processes; procedures; raw materials; research, development or know-how; customer lists and information, information relating to customers, prospective partners, partners, parents, subsidiaries, affiliates and other entities; financial information; computer software (including design, programming techniques, flow charts, source code, object code, and related information and documentation); products and services; inventory lists; market and/or product research and development data; business strategies and methodologies, strategic or business plans, training manuals and methodologies; employee phone and address lists, personnel data, incentive packages, compensation data and employee performance data; and all other information of any kind or character relating to the development, improvement, manufacture, sale, or delivery of products or services by the Patheon Group.
7.    Return of Patheon Group Property. Upon the Company's request and, in any event, upon the cessation of Executive's employment with the Company, Executive will return to the Company all Confidential Information in Executive's possession or control, along with all Patheon Group property, including but not limited to keys, pass cards, identification cards, computer hardware and software, manuals, passwords, customer lists, sales records, business plans, any data concerning customers of the Patheon Group, brochures of the Patheon Group, all corporate records, policy handbooks, receipts, documents, records, files and other documents in whatever form they exist, whether electronic, hard copy or otherwise, and all copies, notes or summaries thereof. Any and all such documents contained on Executive's personal computer or devices shall be printed, delivered to the Company and thereafter deleted from the personal computer/device. These documents and items must be returned whether in Executive's possession, work area, home, vehicle or in the wrongful possession of any third party with Executive's knowledge or acquiescence, and whether prepared by the Company or any other person or entity.
8.    Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Patheon Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the General Counsel of Patheon Inc., at the address set forth in Section 2(b)iv or as otherwise directed by the Company in writing. The Company, further, agrees and covenants that it will not at any time make, publish or communicate to any person or entity, or in any public forum, any defamatory or disparaging remarks, comments or statements concerning the Executive or his performance as an employee of the Company, whether now or in the future.
9.    Cooperation Clause. To facilitate the orderly conduct of the Patheon Group, Executive agrees to cooperate, with the Company's reasonable requests for information or assistance related to (i) the time of his employment, (ii) any investigations (including internal investigations) and audits of any member of the Patheon Group's management's current and past conduct and business and accounting practices and (iii) any member of the Patheon Group's defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company. The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Section 9, and shall promptly compensate the Executive as an independent contractor at the rate of One Hundred and Ninety-Two Dollars ($192.00) per hour that he is required to devote to such cooperation in accordance with this section.
10.    Remedies. In the event of a breach or threatened breach of this Release, the Patheon Group and its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In the event of a breach or threatened breach of this Release, the Executive, in addition to other rights and remedies that he may have, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of this Release (without posting a bond or other security).
11.    Non-Admission of Liability. The parties understand and agree that neither the furnishing of the consideration hereof nor the execution of this Release by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.
12.    Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.
13.    Entire Agreement. This Release, together with the Agreement, represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein. No provision of this Release may be amended or modified unless such amendment or modification is agreed to in writing.
14.    Waiver. No waiver by either party hereto at any time of any breach of, or compliance with, any condition or provision of this Release to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
15.    Successors and Assigns. To the extent permitted by applicable law, the Company may assign this Release to any subsidiary or corporate affiliate in the Patheon Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Patheon Group and permitted successors and assigns. Provided, that no such assignment shall be construed to release the Company from its obligation to comply with this Release.
16.    Governing Law and Venue. This Release, and the Agreement, for all purposes, shall be construed in accordance with the laws of the State of North Carolina without regard to conflicts-of-law principles. Any action or proceeding by either of the parties to enforce this Release shall be brought only in any state or federal court located in the State of North Carolina. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
17.    Counterparts. This Release may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.
18.    Miscellaneous Provisions.
(a)The parties represent that they have read this Release and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Release; that they have executed this Release without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Release with full knowledge of any such rights.

(b)Both parties have participated in the drafting of this Release with the assistance of counsel to the extent they desired. The language in all parts of this Release must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Release are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c)Each provision of this Release to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party's performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Release are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Release.

(d)Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Release, has been relied on by him or it in entering into this Release.

(e)Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. Unless expressly stated otherwise, cross-references herein refer to provisions within this Release and are not references to any other document.

(f)Each party to this Release will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Release.

19.    Acknowledgments.
(a)As an accord and satisfaction, Executive acknowledges that he will have been paid for all time worked and all unused vacation.

(b) Executive has returned to the Company all property, documents including all documentary files, company issued credit cards and equipment and other information of the Patheon Group and all copies thereof, whether in tangible or electronic form.

IN WITNESS WHEREOF, the parties have executed this Release as of the dates indicated below.
“Executive”

/s/ Mark J. Kontny
Mark J. Kontny, Ph.D.
Date: December 21, 2012

[Rest of page intentionally blank.]

“Company”
Patheon Pharmaceuticals Services Inc.:

By: /s/ Rebecca M. Holland New

Title: CHRO

Date: 1.8.2013

ND: 4823-7793-4610, v. 1

Exhibit A

Employment Letter